INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-48227, 33-46964, 33-10509, and 333-92053 of Merit Medical Systems, Inc. on
Form S-8 of our report dated February 23, 2001, appearing in this Annual Report on Form 10-K of Merit Medical Systems, Inc. for the year ended December 31, 2000.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Merit Medical Systems, Inc., listed in Item 14. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
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    DELOITTE & TOUCHE LLP

Salt Lake City, Utah
March 29, 2001